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                                                                EXHIBIT 23.0


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-09245, No. 33-09248, No. 33-19833, No. 33-31115,
No. 33-68112, No. 33-83092 and No. 33-83094) of our report dated January 27, 1997, except as to the subsequent event described in Note 13 which is as of February 20, 1997, appearing on page 43 of the 1996 Annual Report to Stockholders of Trenwick Group Inc., which is incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated January 27, 1997 on the Financial Statement Schedules, which appears on page S-3 of this Form 10-K.


PRICE WATERHOUSE LLP


New York, New York
March 28, 1997